Exhibit 10.1

Performance Criteria for 2009 under the Company's Annual Incentive Plan

For 2009, the corporate and derivative business unit, regional and/or category financial objectives under the Company's Annual Incentive Plan, which the Compensation Committee of the Company's Board of Directors approved on March 9, 2009, relate to increases in sales, earnings before interest and taxes, return on investment and working capital. The non-financial strategic initiatives, which the Compensation Committee also approved on March 9, 2009, relate to (i) customers, including sales, market share, service performance and product quality, (ii) workforce, including managing talent and development, and (iii) innovation, including research technology, supply chain and production planning innovation.